Filed Pursuant to 424(b)(7)
Registration No. 333-277418

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 27, 2024)

25,000,000 Shares

Sotera Health Company

Common Stock

The selling stockholders of Sotera Health Company identified in this prospectus supplement are offering 25,000,000 shares of our common stock, par value $0.01 per share, (the “common stock”) pursuant to this prospectus supplement and the accompanying prospectus. We are not selling any shares of common stock under this prospectus supplement and will not receive any proceeds from the sale of the shares by the selling stockholders.

Our common stock is listed and traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SHC.” On February 27, 2024, the last reported sale price of our common stock on Nasdaq was $17.34 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement to read about factors you should consider before deciding to invest in our common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$14.7500	$368,750,000
Underwriting discounts(1)	$0.4425	$11,062,500
Proceeds to selling stockholders, before expenses	$14.3075	$357,687,500

(1)	See “Underwriting” for a description of compensation to be paid to the underwriters.

The selling stockholders have granted the underwriters an option to purchase up to 3,750,000 additional shares of common stock at the public offering price less the underwriting discount for a period of 30 days after the date of this prospectus supplement. We will not receive any proceeds from the sale of our common stock pursuant to any exercise of the underwriters’ option to purchase additional shares.

Delivery of the shares of common stock is expected to be made on or about March 4, 2024.

J.P. Morgan	Goldman Sachs & Co. LLC	Citigroup	Jefferies

Barclays	RBC Capital Markets	Santander

BNP PARIBAS	KeyBanc Capital Markets	Citizens JMP

Academy Securities	Loop Capital Markets	Penserra Securities LLC	Siebert Williams Shank	Tigress Financial Partners

The date of this prospectus supplement is February 28, 2024.

Prospectus Supplement

Prospectus

Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, any amendment or supplement to this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by us or on our behalf. Neither we nor the selling stockholders take any responsibility for, or provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus supplement, any amendment or supplement to this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by us or on our behalf. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates that are specified in such documents and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates. Information contained in our website does not constitute part of this prospectus supplement.

i

You should carefully read both this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described in the accompanying prospectus under the heading “Where You Can Find More Information” and “Incorporation by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. The information we have included in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since any such dates.

MARKET AND INDUSTRY DATA

Historical and current market data used throughout this prospectus supplement or incorporated herein were obtained from internal company analyses, consultants’ reports and industry publications. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates and information. We have not independently verified this market data. While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the “Risk Factors” section in this prospectus supplement and in our Annual Report (as defined below).

SUMMARY

This summary highlights important information about this offering and information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, as well as the additional materials described under the captions “Where You Can Find More Information” and “Incorporation By Reference” in this prospectus supplement and in the accompanying prospectus, including “Risk Factors” beginning on page S-9 of this prospectus supplement and “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”).

Our Company

Overview

We are a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry. We are driven by our mission: Safeguarding Global Health®. We provide end-to-end sterilization as well as microbiological and analytical lab testing and advisory services to help ensure that medical, pharmaceutical and food products are safe for healthcare practitioners, patients and consumers in the United States and around the world. Our customers include over 40 of the top 50 medical device companies and nine of the top ten global pharmaceutical companies (based on revenue). Our services are an essential aspect of our customers’ manufacturing processes and supply chains, helping to ensure sterilized medical products reach healthcare practitioners and patients. Most of our services are necessary for our customers to satisfy applicable government requirements.

We are a trusted partner to approximately 5,000 customers in over 50 countries. We give our customers confidence that their products meet regulatory, safety and effectiveness requirements. With our industry-recognized scientific and technological expertise, we help to ensure the safety of millions of patients and healthcare practitioners around the world. Across our 63 facilities worldwide, we have over 3,000 employees who are dedicated to safety and quality.

Corporate Information

Sotera Health Company was incorporated in Delaware in November 2017 as the parent company for Sterigenics, Nordion and Nelson Labs. Our corporate headquarters and principal executive offices are located at 9100 South Hills Boulevard, Suite 300, Broadview Heights, Ohio 44147. Our telephone number is (440) 262-1410.

Recent Developments

We are in the process of amending and extending our existing first lien revolving credit facility, and we expect to complete that process in the first quarter of 2024. We expect that the new maturity date will be the earliest of (a) the date that is five years from the closing date of the transaction, and (b) the date that is 91 days prior to the maturity date of the Company’s existing term loans. Material provisions of the agreement and the size of the facility are expected to otherwise remain substantially unchanged. However, there can be no assurance that the transaction will be completed on these terms or at all.

The Offering

Common stock offered by the selling stockholders	25,000,000 shares.

Underwriters’ option to purchase additional shares	The selling stockholders may sell up to 3,750,000 additional shares if the underwriters exercise their option to purchase additional shares.

Selling stockholders	See “Selling Stockholders.”

Common stock to be outstanding after this offering	282,832,200 shares.

Use of proceeds	The selling stockholders will receive all of the net proceeds from the sale of shares of common stock in this offering. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders or if the underwriters exercise their option to purchase additional shares.

Dividend policy	We currently do not expect to pay dividends on our common stock. Instead, we anticipate that all of our earnings in the foreseeable future will be used for the operation and growth of our business and the repayment of indebtedness. See “Dividend Policy.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq symbol	“SHC”

Except as otherwise noted, the number of shares of common stock to be outstanding after the offering is based on 282,832,200 shares of common stock outstanding as of February 20, 2024 and excludes as of such date:

•

6,972,661 shares of common stock issuable upon the exercise of outstanding options as of December 31, 2023, with a weighted average exercise price of $15.17 per share (provided that 21,132 shares of common stock are no longer issuable upon the exercise of outstanding options due to forfeitures subsequent to December 31, 2023, such forfeited options having a weighted-average exercise price of $19.36 per share);

•

2,166,759 shares issuable pursuant to restricted stock units (“RSUs”) outstanding as of December 31, 2023 (provided that 18,525 of such shares of common stock are no longer issuable due to forfeitures of RSUs subsequent to December 31, 2023, and 3,569 of such shares of common stock are no longer issuable due to the vesting and settlement of RSUs subsequent to December 31, 2023 (and any shares of common stock that are outstanding following the satisfaction of tax withholding obligations in respect of such vested RSUs are included in the number of shares of common stock outstanding as of February 20, 2024 set forth above)); and

•	17,690,509 shares of common stock reserved for future issuance under our 2020 Omnibus Incentive Plan (the “2020 Plan”).

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables present our summary historical consolidated financial and other data. The summary historical consolidated statements of operations data and statements of cash flows data for the years ended December 31, 2023, 2022 and 2021 and the summary historical balance sheet data as of December 31, 2023, December 31, 2022 and December 31, 2021 have been derived from our audited consolidated financial statements incorporated by reference from our Annual Report.

The following summary consolidated financial data should be read in conjunction with the information contained in “Risk Factors” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto incorporated by reference from our Annual Report. Our historical results are not necessarily indicative of our results in any future period.

Statement of Operations Data:

	Year Ended December 31,
(in thousands, except per share amounts)	2023	2022	2021
Revenues:
Service	$905,598	$864,828	$805,501
Product	143,690	138,859	125,977

Total net revenues	1,049,288	1,003,687	931,478
Cost of revenues:
Service	418,611	390,860	357,205
Product	53,519	55,823	55,601

Total cost of revenues	472,130	446,683	412,806

Gross profit	577,158	557,004	518,672
Operating expenses:
Selling, general and administrative expenses	236,667	245,714	198,158
Amortization of intangible assets	63,799	62,940	63,781

Total operating expenses	300,466	308,654	261,939
Operating income	276,692	248,350	256,733
Interest expense, net	142,878	80,144	74,192
Georgia EO litigation settlement	35,000	—	—
Illinois EO litigation settlement	—	408,000	—
Impairment of investment in unconsolidated affiliate	—	9,613	—
Loss on extinguishment of debt	—	—	20,681
Foreign exchange loss	159	145	1,345
Other income, net	(7,372)	(6,441)	(15,201)

Income (loss) before income taxes	106,027	(243,111)	175,716
Provision (benefit) for income taxes	54,651	(9,541)	58,595

Net income (loss)	51,376	(233,570)	117,121

Less: Net income attributable to noncontrolling interests	—	—	239

Net income (loss) attributable to the company	$51,376	$(233,570)	$116,882

Other comprehensive (loss) income, net of tax:
Pension and post-retirement benefits	$(10,506)	$20,790	$26,562
Interest rate derivatives	(15,697)	20,939	404
Foreign currency translation	40,174	(64,816)	(16,395)

	Year Ended December 31,
(in thousands, except per share amounts)	2023	2022	2021
Comprehensive income (loss)	$65,347	$(256,657)	$127,692
Less: comprehensive income attributable to noncontrolling interests	—	—	534

Comprehensive income (loss) attributable to the company	$65,347	$(256,657)	$127,158

Earnings (loss) per share:
Basic and Diluted	$0.18	$(0.83)	$0.41
Selected cash flow data:
Net cash (used in) provided by operating activities	$(147,732)	$277,961	$281,545
Net cash used in investing activities	(214,906)	(181,896)	(159,833)
Net cash provided by (used in) financing activities	265,959	197,761	(117,286)
Other data:
Adjusted Net Income(a)	$230,116	$270,219	$245,782
Adjusted EBITDA(a)	528,029	506,249	481,229

(a)

Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures. For more information regarding our calculation of Adjusted Net Income and Adjusted EBITDA, including information about their limitations as tools for analysis and a reconciliation of net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted Net Income and Adjusted EBITDA, see “—Non-GAAP Financial Measures.”

	As of December 31,
	2023	2022	2021
Balance Sheet Data (as of period end):
(in thousands)
Cash and cash equivalents(a)	$296,407	$395,214	$106,917
Working capital(b)	326,590	(146,557)	184,800
Total assets	3,130,420	3,117,705	2,789,502
Total long-term debt (including current portion, less unamortized debt issuance costs and debt discounts)	2,228,471	1,944,234	1,743,534
Total liabilities	2,686,686	2,767,467	2,203,406
Total equity	443,734	350,238	586,096
(a) Cash and cash equivalents excludes restricted cash. (b) Working capital represents current assets less current liabilities.

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), we consider Adjusted Net Income and Adjusted EBITDA, financial measures that are not based on any standardized methodology prescribed by GAAP.

We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period as discussed further below. We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income.

We use Adjusted Net Income and Adjusted EBITDA, non-GAAP financial measures, as the principal measures of our operating performance. Management believes Adjusted Net Income and Adjusted EBITDA are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. In addition, we believe Adjusted Net Income and Adjusted EBITDA will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses Adjusted Net Income and Adjusted EBITDA in their financial analysis and operational decision-making and Adjusted EBITDA serves as the basis for the metric we utilize to determine attainment of our primary annual incentive program. Adjusted Net Income and Adjusted EBITDA may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

Adjusted Net Income and Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted Net Income and Adjusted EBITDA rather than net income (loss), the nearest GAAP equivalent. For example, Adjusted Net Income and Adjusted EBITDA primarily exclude:

•

certain recurring non-cash charges such as depreciation of fixed assets, although these assets may have to be replaced in the future, as well as amortization of acquired intangible assets and asset retirement obligations;

•	costs of acquiring and integrating businesses, which will continue to be a part of our growth strategy;

•

non-cash gains or losses from fluctuations in foreign currency exchange rates, and the mark-to-fair value of derivatives not designated as hedging instruments, which includes embedded derivatives relating to certain customer and supply contracts at Nordion;

•	impairment charges on long-lived assets, intangible assets and investments accounted for under the equity method;

•	loss on extinguishment of debt incurred in connection with refinancing or early extinguishment of long-term debt;

•

expenses and charges related to the litigation, settlement agreements, and other activities associated with our ethylene oxide sterilization facilities, including those in Willowbrook, Illinois, Atlanta, Georgia and Santa Teresa, New Mexico, even though that litigation remains ongoing;

•	in the case of Adjusted EBITDA, interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness; and

•	share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense and an important part of our compensation strategy.

In evaluating Adjusted Net Income and Adjusted EBITDA, you should be aware that in the future, we will incur expenses similar to the adjustments in this presentation. Our presentations of Adjusted Net Income and Adjusted EBITDA should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted Net Income and Adjusted EBITDA alongside other financial performance measures, including our net income and other GAAP measures.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP to Adjusted Net Income and Adjusted EBITDA, for each of the periods indicated:

	Year Ended December 31,
(in thousands)	2023	2022
Net income (loss)	$51,376	$(233,570)
Amortization of intangibles	81,348	81,554
Share-based compensation(a)	32,364	21,211
Loss (gain) on foreign currency and derivatives not designated as hedging instruments, net(b)	(1,552)	3,150
Acquisition and divestiture related charges, net(c)	937	1,398
Business optimization project expenses(d)	7,310	2,226
Plant closure expenses(e)	(585)	4,730
Impairment of investment in unconsolidated affiliate(f)	—	9,613
Professional services relating to EO sterilization facilities(g)	72,122	72,639
Illinois EO litigation settlement(h)	—	408,000
Georgia EO litigation settlement(i)	35,000	—
Accretion of asset retirement obligations(j)	2,413	2,194
COVID-19 expenses(k)	—	155
Income tax benefit associated with pre-tax adjustments(l)	(50,617)	(103,081)

Adjusted Net Income	230,116	270,219

Interest expense, net(m)	116,068	78,490
Depreciation(n)	76,577	64,000
Income tax provision applicable to Adjusted Net Income(o)	105,268	93,540

Adjusted EBITDA(p)	$528,029	$506,249

(a)	Represents share-based compensation expense to employees and non-employee directors.
(b)

Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains and losses on interest rate derivatives not designated as hedging instruments.

(c)

Represents (i) certain direct and incremental costs related to the acquisitions of RCA and BioSciences Labs and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.

(d)

Represents professional fees exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects, operating structure realignment and other process enhancement projects.

(e)

Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The year ended December 31, 2023 also includes a $1.0 million cancellation fee received from a tenant connection with the termination of an office space lease at the Nordion facility.

(f)	Represents an impairment charge on an equity method investment in a joint venture.
(g)

Represents litigation and other professional fees associated with our EO sterilization facilities. This includes $26.8 million of interest expense, net for the year ended December 31, 2023 associated with Term Loan B that was issued to finance the $408.0 million settlement of 880 pending and threatened EO claims against

Sterigenics U.S., LLC and Sotera Health LLC (“the Defendant Subsidiaries”) in Illinois under Settlement Agreements entered into on March 28, 2023.

(h)	Represents the cost to settle 880 pending and threatened EO claims against the Defendant Subsidiaries in Illinois pursuant to Settlement Agreements entered into on March 28, 2023.
(i)	Represents the cost to settle 79 pending EO claims against the Defendant Subsidiaries in Georgia under a Settlement Term Sheet entered into on December 21, 2023.
(j)

Represents non-cash accretion of asset retirement obligations related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.

(k)	Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.
(l)

Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities, and unusual items from our presentation of adjusted net income.

(m)

The year ended December 31, 2023 excludes $26.8 million of interest expense, net, on Term Loan B attributable to the loan proceeds that were used to fund the $408.0 million cost of the Illinois EO Litigation settlement. The year ended December 31, 2022 excludes $1.7 million of unrealized loss on interest rate derivatives not designated as hedging instruments.

(n)	Includes depreciation of Co-60 held at gamma irradiation sites.
(o)	Represents the difference between the income tax provision/benefit as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (l).
(p)

$94.1 million and $83.6 million of the adjustments for the year ended December 31, 2023 and 2022, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks together will the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock, including the risks described under “Risk Factors” in Part I, Item. 1A of our Annual Report. The occurrence of any of the following risks could harm our business, revenue and financial results. In addition, risks and uncertainties that are not presently known to us or that we currently believe are immaterial could also harm our business, revenue and financial results. If any of these risks occur, the value of our common stock could decline and you may lose all or part of your investment.

Risks Related to the Offering and Our Common Stock

The market and trading volume of our common stock may be volatile, and you could lose all or part of your investment.

The market price of our common stock may fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include those listed in the related Risk Factors described under “Risk Factors—Risks Related to the Company” and “—Risks Related to Our Indebtedness and Liquidity” in our Annual Report and the following, some of which are beyond our control:

•

volatility or economic downturns in the markets in which we, our suppliers or our customers are located caused by pandemics, including the COVID-19 pandemic, and related policies and restrictions undertaken to contain the spread of such pandemics or potential pandemics;

•

developments in our litigation matters and governmental investigations or additional significant lawsuits or governmental investigations relating to our services or facilities, including our susceptibility as a publicly-traded company to enforcement proceedings and civil litigation alleging that our disclosures have not complied with federal and state securities laws and regulations;

•	regulatory or legal developments in the jurisdictions in which we operate;

•	adverse publicity about us or the industries in which we participate;

•	variations in our quarterly or annual results of operations, or in those of our competitors or of companies in the medical device and pharmaceutical industries;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	sales of our common stock by us or our stockholders in the future or the perception that such sales may occur;

•	publication of research reports about the industries in which we participate;

•	changes in analysts’ estimates, investors’ perceptions, recommendations by securities analysts, our failure to achieve analysts’ estimates or failure of analysts to maintain coverage of us;

•	volatility in the trading prices and trading volumes of companies similar to us;

•	changes in operating performance and stock market valuations of companies in our industry;

•	changes in accounting principles, policies, guidance, interpretations or standards; and

•	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors.

Certain broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. The stock market in general has from time to time experienced extreme price and volume fluctuations. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies, and a putative class action of this kind is currently pending against us. See Note 20, “Commitments and Contingencies” to our consolidated financial statements under the heading “Stockholder Lawsuit” in our Annual Report. Such litigation could result in substantial costs and a diversion of our management’s attention and resources.

The future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise will dilute all other stockholdings.

As of February 20, 2024, we had an aggregate of 886,109,800 shares of common stock that are not currently reserved for issuance under our 2020 Plan, as well as 3,204,952 treasury shares. We may issue all of these shares of common stock without any action or approval by our stockholders, subject to certain exceptions. We also intend to continue to evaluate acquisition opportunities and may issue common stock in connection with these acquisitions. Any common stock issued in connection with our incentive plans, acquisitions or otherwise would dilute the percentage ownership held by the investors who own our common stock.

Future offerings of debt or equity securities by us may adversely affect the market price of our common stock.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our common stock or offering debt or other equity securities. Future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to finance any future acquisitions requiring substantial additional capital through a combination of additional issuances of equity, corporate indebtedness, asset-backed acquisition financing and/or cash from operations.

Issuing additional shares of our common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their stockholdings in us.

A sale of a substantial number of shares of our common stock, or the perception that such sales might occur, may cause the price of our common stock to decline.

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could cause the trading price of our common stock to decline. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In connection with our initial public offering (“IPO”), we entered into a stockholders’ agreement with certain holders of our common stock, including investment funds and entities affiliated with either Warburg Pincus or GTCR and members of our management team, which we refer to as the “Stockholders’ Agreement.” Under the Stockholders’ Agreement, individual stockholders who were members of our management before the IPO, and other persons related to these individuals, are subject to contractual restrictions on transfer of shares of our common stock until November 19, 2026. These restrictions apply to approximately 26,130,422 shares as of

February 20, 2024, but may be waived at any time by a majority of the members of the leadership development and compensation committee of the board of directors.

As of February 20, 2024, the Sponsors own approximately 62.1% of our outstanding common stock, and following completion of this offering, assuming no exercise of the underwriters’ option to purchase additional shares, will own approximately 53.6%, and have rights to require us to file registration statements covering their shares. The Sponsors and certain other stockholders could also require us to include their shares in registration statements that we may file for ourselves or our stockholders. Additionally, the Sponsors and our officers and directors may sell shares into the public markets in accordance with the requirements of Rule 144 under the Securities Act.

Any sales of securities by any of our stockholders described above could have a material adverse effect on the market price of our common stock.

In the future, we may also issue securities in connection with investments or acquisitions. In particular, the number of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then- outstanding shares of our common stock. Any such issuance of additional securities in the future may result in additional dilution to you or may adversely impact the price of our common stock.

Although we do not currently rely on the “controlled company” exemption, we are a “controlled company” within the meaning of the Nasdaq corporate governance standards and qualify for exemptions from certain corporate governance requirements.

Because the Sponsors own a majority of our outstanding common stock, we are presently a “controlled company” as that term is set forth in the Nasdaq corporate governance standards. Under these rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our board of directors consist of independent directors;

•

the requirement that our director nominations be made, or recommended to the full board of directors, by our independent directors or by a nominations committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that our compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that we conduct an annual performance evaluation of the nominating and corporate governance and compensation committees.

Although we presently qualify as a “controlled company,” we are not currently relying on this exemption and intend to continue to comply fully with all corporate governance requirements for non-controlled companies under the Nasdaq corporate governance standards. If we were to elect at some point in the future to utilize some or all of these exemptions, however, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements and investors’ perceptions of our corporate governance could be adversely affected by the Sponsors’ significant ownership interest.

If the ownership of our common stock continues to be highly concentrated, it may prevent minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

As of February 20, 2024, the Sponsors own approximately 62.1% of our outstanding common stock, and following completion of this offering, assuming no exercise of the underwriters’ option to purchase additional shares, will own approximately 53.6%, and retain the right to designate over a majority of our directors. As a result, the Sponsors own shares sufficient for the majority vote over all matters requiring a stockholder vote. Our Stockholders’ Agreement contains agreements with respect to certain other matters, including the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our amended and restated certificate of incorporation and our amended and restated bylaws; the termination of our chief executive officer or designation of a new chief executive officer; changes in the composition of committees of our board of directors; entry into or changes to certain compensation agreements; and the issuance of additional shares of our common stock. This concentration of ownership, together with the Sponsors’ rights under our Stockholders’ Agreement, may delay, deter or prevent acts that would be favored by our other stockholders. The interests of the Sponsors may not always coincide with our interests or the interests of our other stockholders. For example, because the Sponsors purchased their shares at prices substantially below the price at which shares were sold to the public in our IPO and have held their shares for a longer period, they may be more interested in selling our Company to an acquirer than other investors or may want us to pursue strategies that deviate from the interests of other stockholders. In addition, under the Stockholders’ Agreement we have agreed, subject to certain exceptions, to indemnify the Sponsors, and various affiliated persons and indirect equity holders of the Sponsors, from losses arising out of any threatened or actual litigation by reason of the fact that the indemnified person is or was a holder of our common stock or of equity interests in Sotera Health Company. Public stockholders will not benefit from this indemnification provision.

This concentration of ownership, together with the Sponsors’ rights under our Stockholders’ Agreement, may also have the effect of delaying, preventing or deterring a change in control. As a result, the market price of our common stock could decline or stockholders might not receive a premium over the then-current market price of our common stock upon a change in control. In addition, this concentration of ownership, together with the Sponsors’ rights under our Stockholders’ Agreement, may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders with correspondingly significant voting rights.

Certain of our stockholders have the right to engage or invest in the same or similar businesses as us.

The Sponsors have other investments and business activities in addition to their ownership of us. The Sponsors have the right, and have no duty to abstain from exercising such right, to engage or invest in the same or similar businesses as us, do business with any of our customers or suppliers or employ or otherwise engage any of our officers, directors or employees. If the Sponsors or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty, to the fullest extent permitted by law, to offer such corporate opportunity to us, our stockholders or our affiliates. This right could adversely impact our business, prospects, financial condition or results of operations if attractive business opportunities are procured by the Sponsors or another party for their own benefit rather than for ours.

In the event that any of our directors who is also a director, officer or employee of any Sponsor acquires knowledge of a corporate opportunity or is offered a corporate opportunity, such person is deemed to have fully satisfied such person’s fiduciary duties owed to us and is not liable to us, to the fullest extent permitted by law, if such Sponsor pursues or acquires the corporate opportunity or does not present the corporate opportunity to us, provided that this knowledge was not acquired solely in such person’s capacity as our director and such person acts in good faith.

Anti-takeover provisions in our amended and restated certificate of incorporation, amended and restated bylaws and our Stockholders’ Agreement, as well as Delaware law, could discourage a change in control of our company or a change in our management.

Our amended and restated certificate of incorporation and amended and restated bylaws, our Stockholders’ Agreement and Delaware law contain provisions that might discourage, delay or prevent a merger, acquisition, or other change in control that stockholders may consider favorable, including transactions in which our stockholders might otherwise receive a premium for shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	establishing a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•

providing that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the voting power of our outstanding common stock; provided that so long as investment funds and entities affiliated with either Warburg Pincus or GTCR, collectively, hold at least 50% of the outstanding shares of our common stock, a director designated by investment funds and entities affiliated with either Warburg Pincus or GTCR, respectively, may be removed with or without cause by the affirmative vote of the holders of at least a majority of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors and with the consent of Warburg Pincus or GTCR, respectively;

•

limiting the determination of the number of directors on our board of directors and the filling of vacancies or newly created seats on the board to our board of directors then in office; provided that for so long as investment funds and entities affiliated with either Warburg Pincus or GTCR have the right to designate at least one director for election to our board of directors, (i) any vacancies will be filled in accordance with the designation provisions set forth in the Stockholders’ Agreement and (ii) the number of directors shall not exceed eleven without the consent of Warburg Pincus or GTCR;

•

advance notice requirements applicable to stockholders for matters to be brought before a meeting of stockholders and requirements as to the form and content of a stockholders’ notice; provided that no advance notice shall be required for nominations of candidates for election to our board of directors pursuant to the Stockholders’ Agreement;

•

requiring the affirmative vote of at least 66 2/3% of the voting power of our outstanding common stock to amend certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws; provided that so long as investment funds and entities affiliated with either Warburg Pincus or GTCR, collectively, hold at least a majority of our outstanding capital stock, only a majority stockholder vote requirement would apply to such matters;

•

providing that for so long as investment funds and entities affiliated with either Warburg Pincus or GTCR have the right (individually) to designate at least three directors for election to our board of directors, certain board approvals, including amendments to our amended and restated certificate of incorporation or amended and restated bylaws and certain specified corporate transactions, including certain acquisitions, mergers, other business combination transactions and dispositions, may be effected only with the affirmative vote of 75% of our board of directors, in addition to any other vote required by applicable law;

•

providing that for so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least one director for election to our board of directors and for so long as investment funds and entities affiliated with GTCR have the right to designate one director for election to our board of directors, in each case, a quorum of our board of directors (and committees of the board of directors on which a director designated by Warburg Pincus or GTCR will serve) will not exist without at least one director designee of each of Warburg Pincus and GTCR present at such meeting; provided that if a meeting of our board of directors (or a committee of the board of directors) fails to achieve a quorum due to the absence of a director designee of Warburg Pincus or GTCR, as applicable, the presence of a director designee of Warburg Pincus or GTCR, as applicable, will not be required in order for a quorum to exist at the next duly noticed meeting of our board of directors (or a committee thereof);

•	the right to issue blank check preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer or adopt a stockholder rights plan;

•

a requirement that our stockholders may only take action at annual or special meetings of our stockholders and may not act by written consent; provided that, for so long as investment funds and entities affiliated with either Warburg Pincus or GTCR, collectively, beneficially own a majority of our outstanding capital stock, a meeting and vote of stockholders may be dispensed with, and the action may be taken without prior notice and without such meeting and vote if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at the meeting of stockholders;

•

limiting the ability of stockholders to call and bring business before special meetings; provided that for so long as investment funds and entities affiliated with either Warburg Pincus or GTCR, collectively, beneficially own a majority of our outstanding capital stock, special meetings of our stockholders may be called by the affirmative vote of the holders of a majority of our outstanding voting stock; and

•	limiting the forum to the Delaware Court of Chancery or Federal Court for certain types of actions and proceedings that may be initiated against us by stockholders.

In addition, our amended and restated certificate of incorporation contains a provision that provides us with protections similar to Section 203 of the Delaware General Corporation Law (“DGCL”), and prevents us from engaging in a business combination with a person (excluding the Sponsors and any of their respective direct or indirect transferees and any group as to which such persons are a party) who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock, unless board or stockholder approval is obtained prior to the acquisition.

These provisions might discourage, delay or prevent a change in control of our company or a change in our management. For example, because investment funds and entities affiliated with either Warburg Pincus or GTCR together own a majority of the voting power of our common stock, they could prevent a third party from acquiring us, even if the third party’s offer may be considered beneficial by many of our stockholders. The existence of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

Our amended and restated certificate of incorporation designates specific courts as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ abilities to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees or stockholders to us or our stockholders, (3) any action asserting a claim against us or any of our directors or officers or other employees or stockholders arising pursuant to, any action to interpret, apply, enforce any right, obligation or remedy under, any provision of the DGCL our amended and restated certificate of incorporation or amended and restated bylaws, (4) any action asserting a claim that is governed by the internal affairs doctrine, or (5) any other action asserting an “internal corporate claim” under the DGCL shall be the Court of Chancery of the State of Delaware (or any state or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction) (the “Delaware Forum Provision”). Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that the Delaware Forum Provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act of 1934, as amended (the “Exchange Act”). Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Our amended and restated certificate of incorporation further provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”).

The Delaware Forum Provision and the Federal Forum Provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes might be favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the Delaware Forum Provision or the Federal Forum Provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition or results of operations. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

We do not anticipate paying any dividends on our common stock in the foreseeable future, and, consequently, stockholders’ ability to achieve a return on their investment will depend on appreciation in the price of our common stock.

We do not expect to declare or pay dividends on our common stock in the foreseeable future. We currently expect to use any cash flow generated by operations to pay for our operations, repay existing indebtedness and grow our business. Any decisions to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors may deem relevant. Our ability to pay dividends on our common stock is limited by the terms of our senior secured first lien credit facilities (the “Senior Secured Credit Facilities”). As a result, capital appreciation, if any, of our common stock will be the sole source of potential gain for the foreseeable future, and stockholders will have to sell some or all of their common stock holdings to generate cash flow from their investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and any documents incorporated by reference in this prospectus supplement and accompanying prospectus may contain or incorporate by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from historical results or any future results, performance or achievements expressed, suggested or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to:

•

a disruption in the availability or supply of, or increases in the price of, ethylene oxide (“EO”), Cobalt-60 (“Co-60”) or our other direct materials, services and supplies, including as a result of geopolitical instability and/or sanctions against Russia by the United States, Canada United Kingdom and European Union;

•	fluctuations in foreign currency exchange rates;

•	changes in environmental, health and safety regulations or preferences, and general economic, social and business conditions;

•	health and safety risks associated with the use, storage, transportation and disposal of potentially hazardous materials such as EO and Co-60;

•

the impact and outcome of current and future legal proceedings and liability claims, including litigation related to the use, emissions and releases of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities;

•	allegations of our failure to properly perform services and potential product liability claims, recalls, penalties and reputational harm;

•	compliance with the extensive regulatory requirements to which we are subject, the related costs, and any failures to receive or maintain, or delays in receiving, required clearances or approvals;

•	adverse changes in industry trends;

•	competition we face;

•	market changes, including inflationary trends, that impact our long-term supply contracts with variable price clauses and increase our cost of revenues;

•	business continuity hazards, including supply chain disruptions and other risks associated with our operations;

•

the risks of doing business internationally, including global and regional economic and political instability and compliance with numerous and sometimes inconsistent laws and regulations in multiple jurisdictions;

•	our ability to increase capacity at existing facilities, build new facilities in a timely and cost-effective manner and renew leases for our leased facilities;

•	our ability to attract and retain qualified employees;

•	severe health events or environmental events;

•	cybersecurity breaches, unauthorized data disclosures, and our dependence on information technology systems;

•	an inability to pursue strategic transactions, find suitable acquisition targets, or integrate strategic acquisitions into our business successfully;

•	our ability to maintain effective internal controls over financial reporting;

•

our reliance on intellectual property to maintain our competitive position and the risk of claims from third parties that we have infringed or misappropriated, or are infringing or misappropriating, their intellectual property rights;

•	our ability to comply with rapidly evolving data privacy and security laws and regulations in various jurisdictions and any ineffective compliance efforts with such laws and regulations;

•	our ability to maintain profitability in the future;

•	impairment charges on our goodwill and other intangible assets with indefinite lives, as well as other long-lived assets and intangible assets with definite lives;

•	the effects of unionization efforts and labor regulations in countries in which we operate;

•

adverse changes to our tax positions in U.S. or non-U.S. jurisdictions or the interpretation and application of recent U.S. tax legislation or other changes in U.S. or non-U.S. taxation of our operations; and

•

our significant leverage and how this significant leverage could adversely affect our ability to raise additional capital, limit our ability to react to challenges confronting our Company or broader changes in our industry or the economy, limit our flexibility in operating our business through restrictions contained in our debt agreements and/or prevent us from meeting our obligations under our existing and future indebtedness.

These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them publicly in light of new information or future events, except as required by law. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.

You should carefully consider the above factors, as well as the factors discussed elsewhere in this prospectus supplement and accompanying prospectus, as well as in the documents referred to in “Where You Can Find More Information” and “Incorporation by Reference.” If any of these trends, risks or uncertainties actually occur or continue, our business, financial condition or operating results could be materially adversely affected, the trading prices of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus supplement by each of the selling stockholders covered by this prospectus supplement.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. We have based the calculation of the percentage of beneficial ownership on 282,832,200 shares of common stock outstanding as of February 20, 2024. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable within 60 days of the date of this prospectus supplement and common stock issuable in connection with outstanding RSUs, which will vest within 60 days of this prospectus supplement, are included as outstanding and beneficially owned for that person or group, and are deemed outstanding for purposes of computing the percentage ownership of that person only. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Sotera Health, 9100 South Hills Blvd, Suite 300 Broadview Heights, Ohio 44147.

			Shares Beneficially Owned After the Offering
	Shares Beneficially Owned Prior to the Offering		Assuming No Exercise of Underwriters’ Option			Assuming Full Exercise of Underwriters’ Option
Name of Selling Stockholder(1)	Number of Shares Held	%	Shares Offered Hereby	Number of Shares Held	%	Shares Offered Hereby	Number of Shares Held	%
5% Stockholders:
Investment funds and entities affiliated with Warburg Pincus(2)	105,417,315	37.27%	14,429,880	90,987,435	32.17%	16,594,363	88,822,952	31.40%
Investment funds and entities affiliated with GTCR(3)	70,278,209	24.85%	9,619,920	60,658,289	21.45%	11,062,908	59,215,301	20.94%
Other Selling Stockholders:
Michael B. Petras, Jr.(4)	8,587,855	3.04%	872,931	7,714,924	2.73%	1,003,870	7,583,985	2.68%
Michael P. Rutz(5)	709,336	*	72,269	637,067	*	83,109	626,227	*
Ann R. Klee(6)	76,773	*	5,000	71,773	*	5,750	71,023	*

*	Represents beneficial ownership of less than 1%
(1)	Shares shown in the table above include shares held in the selling stockholder’s name or jointly with others, or in the name of a bank, nominee or trustee for the selling stockholder’s account.
(2)

Consists of (i) 84,363,406 shares held of record by Bull Holdco L.P., a Delaware limited partnership (“Bull Holdco”) and (ii) 21,053,909 shares held of record by Bull Co-Invest L.P., a Delaware limited partnership (“Bull Co-Invest”).

Effective August 5, 2021, the WP XI Funds (as defined below) contributed their shares of common stock (the “Contributed Shares”) to Bull Holdco, pursuant to the terms of a Contribution and Exchange Agreement among such persons and Bull Holdco. The WP XI Funds (as defined below) share limited partnership ownership in Bull Holdco on a pro rata basis in accordance with their respective numbers of Contributed Shares. WP Bull Holdco GP LLC, a Delaware limited liability company, is the general partner of Bull Holdco, and WP XI (as defined below) is the sole member of WP Bull Holdco GP LLC.

The “Warburg Pincus Sponsors” include Warburg Pincus Private Equity XI, L.P., a Delaware limited partnership (“WP XI”), Warburg Pincus Private Equity XI-B, L.P., a Delaware limited partnership (“WP XI-B”), Warburg Pincus Private Equity XI-C, L.P., a Cayman Islands exempted limited partnership (“WP XI-C”), WP XI Partners, L.P., a Delaware limited partnership (“WP XI Partners”), Warburg Pincus XI Partners, L.P., a Delaware limited partnership (“Warburg Pincus XI Partners”) and Bull Co-Invest. Warburg Pincus XI, L.P., a Delaware limited partnership (“WP XI GP”), is the general partner of each of (i) WP XI, (ii) WP XI-B, (iii) WP XI Partners and (iv) Warburg Pincus XI Partners. WP Global LLC, a Delaware limited liability company (“WP Global”), is the general partner of WP XI GP. Warburg Pincus Partners II, L.P., a Delaware limited partnership (“WPP II”), is the managing member of WP Global. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WPP GP LLC”), is the general partner of WPP II. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WPP GP LLC. Warburg Pincus (Cayman) XI, L.P., a Cayman Islands exempted limited partnership (“WP XI Cayman GP”), is the general partner of WP XI-C (WP XI-C and, together with WP XI, WP XI-B, WP XI Partners and Warburg Pincus XI Partners, the “WP XI Funds”). Warburg Pincus XI-C, LLC, a Delaware limited liability company (“WP XI-C LLC”), is the general partner of WP XI Cayman GP. Warburg Pincus Partners II (Cayman), L.P., a Cayman Islands exempted limited partnership (“WPP II Cayman”), is the managing member of WP XI-C LLC. Warburg Pincus (Bermuda) Private Equity GP Ltd., a Bermuda exempted company (“WP Bermuda GP”), is the general partner of WPP II Cayman. WP Bull Manager LLC, a Delaware limited Liability company (“WP Bull Manager”), is the general partner of Bull Co-Invest. WP is managing member of WP Bull Manager. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of the WP XI Funds. The address of the Warburg Pincus Sponsors is 450 Lexington Avenue, New York, New York 10017.

(3)

Includes (i) 55,778,268 shares held of record by GTCR Fund XI/A LP, (ii) 14,052,901 shares held of record by GTCR Fund XI/C LP and (iii) 447,040 shares held of record by GTCR Co-Invest XI LP (collectively, the “GTCR Stockholders”). GTCR Partners XI/A&C LP is the general partner of each of GTCR Fund XI/A LP and GTCR Fund XI/C LP. GTCR Investment XI LLC is the general partner of each of GTCR Co-Invest XI LP and GTCR Partners XI/A&C LP. GTCR Investment XI LLC is managed by a board of managers (the “GTCR Board of Managers”) consisting of Mark M. Anderson, Aaron D. Cohen, Sean L. Cunningham, Benjamin J. Daverman, David A. Donnini, Constantine S. Mihas and Collin E. Roche, and no single person has voting or dispositive authority over the shares. Each of GTCR Partners XI/A&C LP, GTCR Investment XI LLC and the GTCR Board of Managers may be deemed to share beneficial ownership of the shares held of record by the GTCR Stockholders, and each of the individual members of the GTCR Board of Managers disclaims beneficial ownership of the shares held of record by the GTCR Stockholders except to the extent of his pecuniary interest therein. The address for each of the GTCR Stockholders, GTCR Partners XI/A&C LP and GTCR Investment XI LLC is 300 North LaSalle Street, Suite 5600, Chicago, Illinois, 60654.

(4)

Mr. Petras is the grantor and trustee of estate planning trusts (the “Petras Trusts”). As a result, Mr. Petras may have voting and investment control over, and may be deemed to be the beneficial owner of, an aggregate of 6,377,185 shares of common stock owned by the Petras Trusts. Also includes 152,199 shares of common stock, 133,469 shares of common stock issuable in connection with outstanding RSUs, which will vest within 60 days of February 27, 2024, and 1,925,002 shares underlying options that are currently exercisable or exercisable within 60 days of the date of this prospectus supplement.

(5)

Consists of 547,161 shares of common stock, of which 139,536 shares are restricted and remain subject to vesting, 17,795 shares of common stock issuable in connection with outstanding RSUs, which will vest within 60 days of February 27, 2024, and 144,380 shares underlying options that are currently exercisable or exercisable within 60 days of the date of this prospectus supplement.

(6)	Consists of 76,773 shares of common stock, of which 8,638 shares are restricted and remain subject to vesting.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion describes the material U.S. federal income tax considerations that are likely to be relevant to the purchase, ownership, and disposition of shares of our common stock. This discussion deals only with shares of our common stock held as capital assets by investors who purchased shares of our common stock in this offering. This discussion does not cover all aspects of U.S. federal taxation that may be relevant to the purchase, ownership or disposition of shares of our common stock by prospective investors in light of their specific facts and circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including banks, insurance companies or other financial institutions, dealers in securities, persons that will hold (actually or constructively) more than 5% of our common stock, certain former citizens or residents of the United States, a person that is a “controlled foreign corporation,” a person that is a “passive foreign investment company,” persons holding shares of our common stock as part of a hedge, straddle, conversion or other integrated financial transaction, entities that are treated as partnerships for U.S. federal income tax purposes (or partners therein) or persons that are otherwise subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”). This section does not address any other U.S. federal tax considerations (such as estate tax, gift taxes or the Medicare tax on net investment income) or any state, local or non-U.S. tax considerations. Except with respect to the discussion in “—Information Reporting and Backup Withholding,” this section addresses only Non-U.S. Holders (as defined below).

You should consult your own tax advisors about the tax consequences of the purchase, ownership and disposition of shares of our common stock in light of your own particular circumstances, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of any changes in applicable tax laws.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of our common stock that is an individual citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net basis with respect to income from our common stock. A “Non-U.S. Holder” means any beneficial owner of shares of our common stock that is not a U.S. Holder and is not an entity that is treated as a partnership for U.S. federal income tax purposes.

This discussion is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

Dividends

A distribution of cash or property with respect to shares of our common stock generally will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If such a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the Non-U.S. Holder’s investment, up to the Non-U.S. Holder’s tax basis in the shares of our common stock, and thereafter as a capital gain subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty.

Even if a Non-U.S. Holder is eligible for a lower treaty rate, a withholding agent generally will be required to withhold at a 30% rate (rather than the lower treaty rate) unless the Non-U.S. Holder has furnished a valid Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E, or other documentary evidence establishing the Non-U.S. Holder’s entitlement to the lower treaty rate with respect to such dividend payments, and the withholding agent does not have actual knowledge or reason to know to the contrary.

In addition, under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a Non-U.S. Holder will generally be subject to a 30% U.S. withholding tax on dividends in respect of our common stock if the Non-U.S. Holder is not FATCA compliant or holds its common stock through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a Non-U.S. Holder must provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status and, if required, its direct and indirect U.S. owners. These requirements may be modified by the adoption or implementation of a particular intergovernmental agreement between the United States and another country or by future U.S. Treasury Regulations. Documentation that Non-U.S. Holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a Non-U.S. Holder’s identity, its FATCA status and, if applicable, its direct and indirect U.S. owners.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, the Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Investors should consult their own tax advisors about how these information reporting and withholding tax rules may apply to their investment in shares of our common stock.

Sale, Exchange or Other Taxable Disposition of Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of shares of our common stock.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS with respect to payments made to certain U.S. and Non-U.S. Holders in connection with distributions or the sale or other disposition of our common stock. In addition, certain U.S. Holders may be subject to backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the applicable withholding agent, fail to certify that they are not subject to backup withholding tax or otherwise fail to comply with applicable backup withholding tax rules. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are Non-U.S. Holders in order to avoid the application of certain information reporting requirements or backup withholding tax. Any amount paid as backup withholding may be creditable against the holder’s U.S. federal income tax liability or allowed as a refund, provided that the required information is timely furnished to the IRS.

DIVIDEND POLICY

We do not currently expect to pay any dividends on our common stock. Instead, we intend to use any future earnings for the operation and growth of our business and the repayment of indebtedness.

Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our board of directors may deem relevant. The timing and amount of future dividend payments will be at the discretion of our board of directors.

Because we are a holding company and have no direct operations, we will only be able to pay dividends from our available cash on hand and any funds we receive from our subsidiaries. The agreements governing our existing indebtedness contain negative covenants that limit, among other things, our ability to pay cash dividends on our common stock, and the terms of any future loan agreement into which we may enter or any additional debt securities we may issue are likely to contain similar restrictions on the payment of dividends. In addition, Delaware law imposes requirements that may restrict our ability to pay dividends. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—We do not anticipate paying any dividends on our common stock in the foreseeable future, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.”

For a discussion of the application of withholding taxes on dividends, see “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders.”

UNDERWRITING

The selling stockholders are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Citigroup Global Markets Inc. and Jefferies LLC are acting as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC	5,962,500
Goldman Sachs & Co. LLC	4,787,500
Citigroup Global Markets Inc.	3,500,000
Jefferies LLC	3,500,000
Barclays Capital Inc.	2,250,000
RBC Capital Markets, LLC	2,250,000
Santander US Capital Markets LLC	1,250,000
BNP Paribas Securities Corp.	625,000
KeyBanc Capital Markets Inc.	375,000
Citizens JMP Securities, LLC	250,000
Academy Securities, Inc.	50,000
Loop Capital Markets LLC	50,000
Penserra Securities LLC	50,000
Siebert Williams Shank & Co., LLC	50,000
Tigress Financial Partners LLC	50,000

Total	25,000,000

The underwriters are committed to purchase all the common shares offered by the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.2655 per share. After the offering of the shares to the public, if all of the common shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 3,750,000 additional shares of common stock from the selling stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling stockholders per share of common stock. The underwriting fee is $0.4425 per share. The following table shows the per share and total underwriting discounts and commissions to be paid by the selling stockholders to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$0.4425	$0.4425

Total	$11,062,500	$12,721,875

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $700,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that, subject to certain exceptions, we will not, without the prior written consent of J.P. Morgan Securities LLC for a period of 60 days after the date of this prospectus supplement, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or publicly file with, the SEC a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to undertake any of the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or any such other securities.

Our executive officers, directors and the selling stockholders have entered into lock-up agreements with the underwriters pursuant to which each of them, subject to certain exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; (ii) enter into any hedging, swap, or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities; (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, except as those demands or exercises do not involve any public disclosure or filing; or (iv) publicly disclose the intention to undertake any of the foregoing.

The lock-up restrictions described in the immediately preceding paragraph are subject to certain exceptions including, without limitation: (i) transfers as part of a sale of lock-up securities in open market transactions after the closing of this offering, (ii) transfers to us in connection with the vesting, settlement, or exercise of restricted stock units, shares of restricted stock, options, warrants or other rights to purchase shares of common stock, (iii) transfers pursuant to an order of a court or regulatory agency related to the lock-up party’s ownership of the lock-up securities; and (iv) transfers by pledging, hypothecating or otherwise granting a security interest in any lock-up securities as collateral and transfer such lock-up securities upon foreclosure, among others.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the Nasdaq under the symbol “SHC.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq, in the over-the-counter market or otherwise.

Neither we, the selling stockholders, nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Certain of the underwriters and/or certain of their affiliates are lenders, and/or act as agents or arrangers, under our Senior Secured Credit Facilities.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant Member State”), no shares have been offered or will be offered pursuant to this offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c.

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require the company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant Member State (other than a Relevant Member State where there is a permitted public offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant Member State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

Notice to Prospective Investors in the United Kingdom

An offer to the public of any shares may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares may be made at any time under the following exemptions under the UK Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c.	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”);

provided that no such offer of Shares shall result in a requirement for the Issuer or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to the company and the underwriters that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each such intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the United Kingdom to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice of Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the shares. The shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Australia

This prospectus:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of sale of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Cleary Gottlieb Steen & Hamilton LLP, New York, New York will pass upon the legality of the shares of common stock to be issued in this offering. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Sotera Health Company appearing in our Annual Report for the year ended December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Form S-3 with the SEC under the Securities Act with respect to the common stock offered by this prospectus supplement and the accompanying prospectus. You should review the information and exhibits in the registration statement for further information about us and the securities that are being offered by this prospectus supplement and the accompanying prospectus. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate those statements.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the filings that are incorporated by reference into this prospectus supplement, are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.investors.soterahealth.com. Information accessible on or through our website is not a part of this prospectus supplement.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference into this prospectus supplement the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 27, 2024; and

•

our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April  13, 2023, as amended (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022).

If we have incorporated by reference any statement or information in this prospectus supplement and we subsequently modify that statement or information with information contained in this prospectus supplement, the statement or information previously incorporated in this prospectus supplement is also modified or superseded in the same manner.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus supplement and the accompanying prospectus. You should direct requests for those documents to Sotera Health Company, 9100 South Hills Blvd, Suite 300 Broadview Heights, Ohio 44147.

Exhibits to any documents incorporated by reference in this prospectus supplement will not be sent, however, unless those exhibits have been specifically referenced in this prospectus supplement or the accompanying prospectus.

PROSPECTUS

SOTERA HEALTH COMPANY

Common Stock

Sotera Health Company (the “Company” or “we”) may offer, issue and sell an indeterminate amount of our common stock, par value $0.01 per share (“common stock”), from time to time in one or more offerings. In addition, this prospectus relates to the resale of common stock of the Company that may be offered and sold from time to time in one or more offerings by the selling stockholders named in this prospectus. This prospectus describes some of the general terms that may apply to an offering of our common stock. The Company will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

The common stock may be offered in amounts, at prices and on other terms to be determined at the time of the offering and described in an accompanying prospectus supplement. You should read this prospectus, any related prospectus supplement and any documents incorporated by reference carefully before you invest in our common stock.

We or the selling stockholders may offer and sell common stock through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. To the extent that any selling stockholder resells shares of our common stock, the selling stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms on which the common stock is offered. The prospectus supplement for each offering of common stock will describe in detail the plan of distribution for that offering.

This prospectus is not an offer to sell our common stock, and it is not soliciting an offer to buy our common stock, in any state or other jurisdiction where the offer or sale is not permitted.

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SHC.”

Investing in our common stock involves a number of risks. Before you make your investment decision, you should consider the risk factors described in any applicable prospectus supplement and in the documents we file from time to time with the Securities and Exchange Commission (the “SEC”).

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2024.

We and the selling stockholders have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. We do not accept any responsibility for, nor can we provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. We and the selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus, any accompanying prospectus supplement or in any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates that are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates. Information contained in our website does not constitute part of this prospectus.

You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

ABOUT THIS PROSPECTUS

Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis.

This prospectus is part of a registration statement that we filed with the SEC using an automatic shelf registration process as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we and/or the selling stockholders named in this prospectus may periodically offer and sell the common stock described in this prospectus in one or more offerings. This prospectus only provides a general description of our common stock that we and/or the selling stockholders may offer. Each time we and/or any selling stockholders offer common stock, to the extent applicable, we and/or any selling stockholders may be required to provide you with this prospectus, and in certain cases, a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, delete, update or change information, including information about us, contained in this prospectus. Therefore, before making your investment decision, you should carefully read:

•	this prospectus;

•	any applicable prospectus supplement; and

•	the documents referred to in “Where You Can Find More Information” and “Incorporation by Reference.”

i

ABOUT SOTERA HEALTH COMPANY

We are a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry. We are driven by our mission: Safeguarding Global Health®. We provide end-to-end sterilization as well as microbiological and analytical lab testing and advisory services to help ensure that medical, pharmaceutical and food products are safe for healthcare practitioners, patients and consumers in the United States and around the world. Our customers include over 40 of the top 50 medical device companies and nine of the top ten global pharmaceutical companies (based on revenue). Our services are an essential aspect of our customers’ manufacturing process and supply chains, helping to ensure sterilized medical products reach healthcare practitioners and patients. Most of these services are necessary for our customers to satisfy applicable government requirements.

We are a trusted partner to approximately 5,000 customers in over 50 countries. We give our customers confidence that their products meet regulatory, safety and effectiveness requirements. With our industry-recognized scientific and technological expertise, we help to ensure the safety of millions of patients and healthcare practitioners around the world every year. Across our 63 facilities worldwide, we have over 3,000 employees who are dedicated to safety and quality.

Sotera Health Company was incorporated in Delaware in November 2017 as the parent company for Sterigenics, Nordion and Nelson Labs. Our corporate headquarters and principal executive offices are located at 9100 South Hills Boulevard, Suite 300, Broadview Heights, Ohio 44147. Our telephone number is (440) 262-1410.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and any documents incorporated by reference may contain or incorporate by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from historical results or any future results, performance or achievements expressed, suggested or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to:

•

a disruption in the availability or supply of, or increases in the price of, ethylene oxide (“EO”), Cobalt-60 (“Co-60”) or our other direct materials, services and supplies, including as a result of geopolitical instability and/or sanctions against Russia by the United States, Canada, United Kingdom and European Union;

•	fluctuations in foreign currency exchange rates;

•	changes in environmental, health and safety regulations or preferences, and general economic, social and business conditions;

•	health and safety risks associated with the use, storage, transportation and disposal of potentially hazardous materials such as EO and Co-60;

•

the impact and outcome of current and future legal proceedings and liability claims, including litigation related to the use, emissions and releases of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities;

•	allegations of our failure to properly perform services and potential product liability claims, recalls, penalties and reputational harm;

•	compliance with the extensive regulatory requirements to which we are subject, the related costs, and any failures to receive or maintain, or delays in receiving, required clearances or approvals;

•	adverse changes in industry trends;

•	competition we face;

•	market changes, including inflationary trends, that impact our long-term supply contracts with variable price clauses and increase our cost of revenues;

•	business continuity hazards, including supply chain disruptions and other risks associated with our operations;

•

the risks of doing business internationally, including global and regional economic and political instability and compliance with numerous and sometimes inconsistent laws and regulations in multiple jurisdictions;

•	our ability to increase capacity at existing facilities, build new facilities in a timely and cost-effective manner and renew leases for our leased facilities;

•	our ability to attract and retain qualified employees;

•	severe health events or environmental events;

•	cybersecurity breaches, unauthorized data disclosures, our dependence on information technology systems;

•	an inability to pursue strategic transactions, find suitable acquisition targets, or integrate strategic acquisitions into our business successfully;

•	our ability to maintain effective internal controls over financial reporting;

•

our reliance on intellectual property to maintain our competitive position and the risk of claims from third parties that we have infringed or misappropriated, or are infringing or misappropriating, their intellectual property rights;

•	our ability to comply with rapidly evolving data privacy and security laws and regulations in various jurisdictions and any ineffective compliance efforts with such laws and regulations;

•	our ability to maintain profitability in the future;

•	impairment charges on our goodwill and other intangible assets with indefinite lives, as well as other long-lived assets and intangible assets with definite lives;

•	the effects of unionization efforts and labor regulations in countries in which we operate;

•

adverse changes to our tax positions in U.S. or non-U.S. jurisdictions or the interpretation and application of recent U.S. tax legislation or other changes in U.S. or non-U.S. taxation of our operations; and

•

our significant leverage and how this significant leverage could adversely affect our ability to raise additional capital, limit our ability to react to challenges confronting our Company or broader changes in our industry or the economy, limit our flexibility in operating our business through restrictions contained in our debt agreements and/or prevent us from meeting our obligations under our existing and future indebtedness.

These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them publicly in light of new information or future events, except as required by law. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.

You should carefully consider the above factors, as well as the factors discussed elsewhere in this prospectus, as well as in the documents referred to in “Where You Can Find More Information” and “Incorporation by Reference.” If any of these trends, risks or uncertainties actually occur or continue, our business, financial condition or operating results could be materially adversely affected, the trading prices of our securities could decline, and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

RISK FACTORS

Investing in our securities involves risks. Before deciding to invest in our securities, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable prospectus supplement and in the documents referred to in “Where You Can Find More Information” and “Incorporation by Reference,” together with all of the other information included in this prospectus. The occurrence of any of these risks, as well as other risks and uncertainties, could cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from any sale of our common stock described in this prospectus for our general corporate purposes.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from any sale of our common stock by the selling stockholders.

DESCRIPTION OF COMMON STOCK

We have one class of securities, common stock, par value $0.01 per share, registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. These descriptions summarize the general terms of our common stock and contain all information which we consider to be material but may not contain all of the information that is important to you. To understand them fully, you should read our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed with the Securities and Exchange Commission as exhibits to our Annual Report on Form 10-K. The summary below is subject to, and qualified in its entirety by, reference to the provisions of our amended and restated certificate of incorporation and amended and restated bylaws. The terms of these securities may also be affected by the Delaware General Corporation Law (“DGCL”).

We may periodically issue shares of our common stock or other securities that can be exercised, converted or exchanged into shares of our common stock.

Authorized Capitalization

We are authorized to issue 1,200,000,000 shares of common stock, par value $0.01 per share, of which 282,832,200 shares were outstanding as of February 20, 2024, and 120,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding as of February 20, 2024.

Common Stock

Voting Rights. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, subject to the restrictions described below under the caption “—Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law.” The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, the DGCL, our amended and restated certificate of incorporation or amended and restated bylaws. The election of directors is determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Dividends. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds.

Liquidation, Dissolution, and Winding Up. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally and ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

No Preemptive or Similar Rights. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Assessment. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Subject to limitations prescribed by Delaware law and the Nasdaq, our board of directors may issue preferred stock, without stockholder approval, in such series and with such designations, preferences, conversion or other rights, voting powers and qualifications, limitations or restrictions thereof, as the board of directors deems appropriate. Our board of directors could, without stockholder approval, issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and impact other rights of the holders of the common stock. Our board of directors may issue preferred stock as an anti-takeover measure without any further action by the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, may have the effect of delaying, deferring or preventing a change of control of our company by increasing the number of shares necessary to gain control of the company.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Delaware law contains, and our amended and restated certificate of incorporation and amended and restated bylaws contain, a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential “anti-takeover” effect in that such provisions may delay, defer or prevent a change of control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by the stockholders. These provisions include:

Classified board of directors; removal of directors. Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year.

In addition, our amended and restated certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the voting power of our outstanding common stock; provided that for so long as investment funds and entities affiliated with either Warburg Pincus LLC (“Warburg Pincus”) or GTCR, LLC (“GTCR”), collectively, hold at least 50% of the outstanding shares of our common stock, a director designated by investment funds and entities affiliated with either Warburg Pincus or GTCR, respectively, may be removed with or without cause by the affirmative vote of the holders of at least a majority of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors and with the consent of Warburg Pincus or GTCR, respectively.

Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office; provided that for so long as investment funds and entities affiliated with either Warburg Pincus or GTCR have the right to designate at least one director for election to our board of directors, any vacancies will be filled in accordance with the designation provisions set forth in our stockholders’ agreement dated November 19, 2020, among Sotera Health and certain of our stockholders party thereto (the “Stockholders’ Agreement”).

The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Advance notice requirements for stockholder proposals and director nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders, other than nominations made by or at the direction of the board of directors or pursuant to the Stockholders’ Agreement. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Amendment of certificate of incorporation and bylaws provisions. Our amended and restated certificate of incorporation provides that approval of stockholders holding a majority of the then-outstanding voting power of our capital stock, so long as investment funds and entities affiliated with either Warburg Pincus or GTCR, collectively, hold at least a majority of our outstanding capital stock, is required for stockholders to amend or adopt certain provisions of our amended and restated certificate of incorporation and any provision of our amended and restated bylaws, and at all other times by the affirmative vote of at least 66 2/3% of the voting power of our outstanding common stock. So long as investment funds and entities affiliated with either Warburg Pincus or GTCR have the right to designate three directors for election to our board of directors, at least 75% of the board must approve any amendments to the amended and restated certificate of incorporation or amended and restated bylaws.

Authorized but unissued or undesignated capital stock. Our authorized capital stock consists of 1,200,000,000 shares of common stock and 1,200,000 shares of preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public or in connection with a stockholder rights plan, which would make it more difficult for a potential acquirer to obtain control of us. This possibility may encourage persons seeking to acquire control of us to negotiate first with our board of directors. The authorized but unissued stock may be issued by the board of directors in one or more transactions. In this regard, our amended and restated certificate of incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control.

Stockholder action; special meeting of stockholders. Our amended and restated certificate of incorporation provides that our stockholders will not be able to take action by written consent for any matter and may only take action at annual or special meetings. For so long as investment funds and entities affiliated with either Warburg Pincus or GTCR, collectively, hold a majority of our outstanding capital stock, however, a meeting and vote of stockholders may be dispensed with, and the action may be taken without prior notice and without such meeting and vote if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at the meeting of stockholders. Our amended and restated certificate of incorporation further provides that, except as otherwise required by law, special meetings of our stockholders may be called only by the majority of the board of directors or by the chairman of our board of directors or our chief executive officer, thus limiting the ability of a stockholder to call a special meeting. For so long as investment funds and entities affiliated with either Warburg Pincus or GTCR, collectively, hold a majority of our outstanding capital stock, however, special meetings of our stockholders may be called by the affirmative vote of the holders of a majority of our outstanding voting stock. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

No cumulative voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors’ decision regarding a takeover.

Supermajority voting on board actions. For so long as investment funds and entities affiliated with either Warburg Pincus or GTCR have the right (individually) to designate at least three directors for election to our board of directors, the following actions may only be effected with the affirmative vote of 75% of our board of directors:

•	certain acquisitions, mergers, other business combination transactions and dispositions;

•	any amendment, modification or repeal of any provision of the certificate of incorporation or bylaws;

•	changes in the size and composition of the board of directors or the compensation of its committees, other than in accordance with the Stockholders’ Agreement;

•	any termination of the chief executive officer or designation of a new chief executive officer;

•	except for ordinary course compensation arrangements, entering into, or modifying, any compensation arrangements with an executive officer or any of an executive officer’s affiliates or associates;

•	issuance of additional shares of Company or subsidiaries’ capital stock, subject to certain limited exceptions; or

•	incurrence of certain indebtedness.

Delaware Anti-Takeover Statute. We are not subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that the person becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions: (1) before the shareholder became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (2) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (3) at or after the time the shareholder became an interested shareholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a shareholders’ amendment approved by at least a majority of the outstanding voting shares.

We have opted out of Section 203; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested shareholder” for a three-year period following the time that the shareholder became an interested shareholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested shareholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested shareholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the shareholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the shareholder becoming an interested shareholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that Warburg and GTCR, and any of their respective direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested shareholders” for purposes of this provision.

Exclusive Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees or stockholders to us or our stockholders, (3) any action asserting a claim against us or any of our directors or officers or other employees or stockholders arising pursuant to, any action to interpret, apply, enforce any right, obligation or remedy under, any provision of the DGCL our amended and restated certificate of incorporation or amended and restated bylaws, (4) any action asserting a claim that is governed by the internal affairs doctrine or (5) any other action asserting an “internal corporate claim” under the DGCL shall be the Court of Chancery of the State of Delaware (or any state or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction). Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that the Delaware Forum Provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Additionally, our amended and restated certificate of incorporation provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company are deemed to have notice of and consented to this provision. The Supreme Court of Delaware has held that this type of exclusive federal forum provision is enforceable. There may be uncertainty, however, as to whether courts of other jurisdictions would enforce such provision, if applicable.

Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation provides for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter. Our amended and restated certificate of incorporation eliminates the potential personal monetary liability of our directors to us or our stockholders for breaches of their duties as directors except as otherwise required under the DGCL. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

Transfer Agent and Registrar

Computershare Trust Company, N.A. acts as transfer agent and registrar for our common stock. The transfer agent and registrar’s address is 118 Fernwood Avenue, Edison, New Jersey 08837.

Exchange

Our common stock is listed on the Nasdaq under the symbol “SHC.”

SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus by each of the selling stockholders covered by this prospectus, including the number of shares of our common stock owned, the number of shares that may be offered by this prospectus and the number and percentage of outstanding shares that will be owned after the offering, assuming all shares covered by this prospectus are sold. The information concerning beneficial ownership has been provided by the selling stockholders. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or agree to register their shares of common stock for resale.

We do not know when or in what amounts the selling stockholders may offer shares of our common stock for sale. The selling stockholders may choose not to sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares, we cannot accurately report the number of the shares that will be held by the selling stockholders after completion of the offering.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. We have based the calculation of the percentage of beneficial ownership on 282,832,200 shares of common stock outstanding, as of February 20, 2024. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable within 60 days of the date of this prospectus and common stock issuable in connection with outstanding Restricted Stock Units (“RSUs”), which will vest within 60 days of this prospectus, are included as outstanding and beneficially owned for that person or group, and are deemed outstanding for purposes of computing the percentage ownership of that person only. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Sotera Health, 9100 South Hills Blvd, Suite 300 Broadview Heights, Ohio 44147.

Name of Selling Stockholder(1)	Shares of Common Stock Beneficially Owned Prior to the Offering	Percent of Common Stock Beneficially Owned Prior to the Offering	Shares of Common Stock Beneficially Owned After the Offering	Percent of Common Stock Beneficially Owned Prior to the Offering
5% Stockholders:
Investment funds and entities affiliated with Warburg Pincus(2)	105,417,315	37.27%	—	—
Investment funds and entities affiliated with GTCR(3)	70,278,209	24.85%	—	—
Other Selling Stockholders:
Michael B. Petras, Jr.(4)	8,587,855	3.04%	—	—
Michael P. Rutz(5)	709,336	*	—	—
Ann R. Klee(6)	76,773	*	—	—

*	Represents beneficial ownership of less than 1%
(1)	Shares shown in the table above include shares held in the selling stockholder’s name or jointly with others, or in the name of a bank, nominee or trustee for the selling stockholder’s account.
(2)

Consists of (i) 84,363,406 shares held of record by Bull Holdco L.P., a Delaware limited partnership (“Bull Holdco”) and (ii) 21,053,909 shares held of record by Bull Co-Invest L.P., a Delaware limited partnership (“Bull Co-Invest”).

Effective August 5, 2021, the WP XI Funds (as defined below) contributed their shares of common stock (the “Contributed Shares”) to Bull Holdco, pursuant to the terms of a Contribution and Exchange Agreement among such persons and Bull Holdco. The WP XI Funds (as defined below) share limited partnership ownership in Bull Holdco on a pro rata basis in accordance with their respective numbers of Contributed Shares. WP Bull Holdco GP LLC, a Delaware limited liability company, is the general partner of Bull Holdco, and WP XI (as defined below) is the sole member of WP Bull Holdco GP LLC.

The “Warburg Pincus Sponsors” include Warburg Pincus Private Equity XI, L.P., a Delaware limited partnership (“WP XI”), Warburg Pincus Private Equity XI-B, L.P., a Delaware limited partnership (“WP XI-B”), Warburg Pincus Private Equity XI-C, L.P., a Cayman Islands exempted limited partnership (“WP XI-C”), WP XI Partners, L.P., a Delaware limited partnership (“WP XI Partners”), Warburg Pincus XI Partners, L.P., a Delaware limited partnership (“Warburg Pincus XI Partners”) and Bull Co-Invest. Warburg Pincus XI, L.P., a Delaware limited partnership (“WP XI GP”), is the general partner of each of (i) WP XI, (ii) WP XI-B, (iii) WP XI Partners and (iv) Warburg Pincus XI Partners. WP Global LLC, a Delaware limited liability company (“WP Global”), is the general partner of WP XI GP. Warburg Pincus Partners II, L.P., a Delaware limited partnership (“WPP II”), is the managing member of WP Global. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WPP GP LLC”), is the general partner of WPP II. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WPP GP LLC. Warburg Pincus (Cayman) XI, L.P., a Cayman Islands exempted limited partnership (“WP XI Cayman GP”), is the general partner of WP XI-C (WP XI-C and, together with WP XI, WP XI-B, WP XI Partners and Warburg Pincus XI Partners, the “WP XI Funds”). Warburg Pincus XI-C, LLC, a Delaware limited liability company (“WP XI-C LLC”), is the general partner of WP XI Cayman GP. Warburg Pincus Partners II (Cayman), L.P., a Cayman Islands exempted limited partnership (“WPP II Cayman”), is the managing member of WP XI-C LLC. Warburg Pincus (Bermuda) Private Equity GP Ltd., a Bermuda exempted company (“WP Bermuda GP”), is the general partner of WPP II Cayman. WP Bull Manager LLC, a Delaware limited Liability company (“WP Bull Manager”), is the general partner of Bull Co-Invest. WP is managing member of WP Bull Manager. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of the WP XI Funds. The address of the Warburg Pincus Sponsors is 450 Lexington Avenue, New York, New York 10017.

(3)

Includes (i) 55,778,268 shares held of record by GTCR Fund XI/A LP, (ii) 14,052,901 shares held of record by GTCR Fund XI/C LP and (iii) 447,040 shares held of record by GTCR Co-Invest XI LP (collectively, the “GTCR Stockholders”). GTCR Partners XI/A&C LP is the general partner of each of GTCR Fund XI/A LP and GTCR Fund XI/C LP. GTCR Investment XI LLC is the general partner of each of GTCR Co-Invest XI LP and GTCR Partners XI/A&C LP. GTCR Investment XI LLC is managed by a board of managers (the “GTCR Board of Managers”) consisting of Mark M. Anderson, Aaron D. Cohen, Sean L. Cunningham, Benjamin J. Daverman, David A. Donnini, Constantine S. Mihas and Collin E. Roche, and no single person has voting or dispositive authority over the shares. Each of GTCR Partners XI/A&C LP, GTCR Investment XI LLC and the GTCR Board of Managers may be deemed to share beneficial ownership of the shares held of record by the GTCR Stockholders, and each of the individual members of the GTCR Board of Managers disclaims beneficial ownership of the shares held of record by the GTCR Stockholders except to the extent of his pecuniary interest therein. The address for each of the GTCR Stockholders, GTCR Partners XI/A&C LP and GTCR Investment XI LLC is 300 North LaSalle Street, Suite 5600, Chicago, Illinois, 60654.

(4)

Mr. Petras is the grantor and trustee of estate planning trusts (the “Petras Trusts”). As a result, Mr. Petras may have voting and investment control over, and may be deemed to be the beneficial owner of, an aggregate of 6,377,185 shares of common stock owned by the Petras Trusts. Also includes 152,199 shares of common stock, 133,469 shares of common stock issuable in connection with outstanding RSUs, which will vest within 60 days of February 27, 2024, and 1,925,002 shares underlying options that are currently exercisable or exercisable within 60 days of February 27, 2024.

(5)

Consists of 547,161 shares of common stock, of which 139,536 shares are restricted and remain subject to vesting, 17,795 shares of common stock issuable in connection with outstanding RSUs, which will vest within 60 days of February 27, 2024, and 144,380 shares underlying options that are currently exercisable or exercisable within 60 days of February 27, 2024.

(6)	Consists of 76,773 shares of common stock, of which 8,638 shares are restricted and remain subject to vesting.

PLAN OF DISTRIBUTION

We and/or the selling stockholders may offer and sell the securities covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	to or through underwriters, broker-dealers or agents;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	short sales effected after the date the registration statement of which this prospectus is a part is filed with the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	privately negotiated transactions;

•	directly to a limited number of purchasers or to a single purchaser;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•

through agents, including in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; and

•	through any other method permitted by applicable law.

We and/or selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us, the selling stockholders or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us, the selling stockholders or others in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

At any time a particular offering of securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the amount of securities covered by this prospectus being offered and terms of the offering, including:

•	the name or names of any underwriters, dealers, brokers or agents and the amounts of securities underwritten or purchased by each of them; and

•

the initial public offering price of the securities, if a fixed price offering, and the proceeds to us or any selling stockholders and, to the extent required, any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any such required prospectus or prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of our common stock covered by this prospectus.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

We and/or the selling stockholders may sell the securities at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the securities from time to time will be determined by us or the selling stockholders, as applicable, and, at the time of the determination, may be higher or lower than the market price of the securities on any securities exchanges on which the securities may be listed.

To facilitate a securities offering, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market. The applicable prospectus supplement will describe any such activities. Should any of these activities be undertaken, they may be discontinued at any time.

The selling stockholders and any agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We or the selling stockholders may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

To comply with applicable state securities laws, the securities covered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, the securities may not be sold in some states absent registration or pursuant to an exemption from applicable state securities laws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the filings that are incorporated by reference into this prospectus, are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.investors.soterahealth.com. Information accessible on or through our website is not a part of this prospectus.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 27, 2024;

•

our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April  13, 2023 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022); and

•

all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 between the date of this prospectus and the end of the offering of the securities described in this prospectus. Those documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K mailed to our stockholders.

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus. You should direct requests for those documents to Sotera Health Company, 9100 South Hills Blvd, Suite 300 Broadview Heights, Ohio 44147.

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

LEGAL MATTERS

Cleary Gottlieb Steen & Hamilton LLP, New York, New York will pass upon the legality of the shares of common stock covered by this prospectus. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement. Certain legal matters with respect to any selling stockholder will be passed upon by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The consolidated financial statements of Sotera Health Company appearing in Sotera Health Company’s Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

25,000,000 Shares

Common Stock

Prospectus Supplement

February 28, 2024

J.P. Morgan

Goldman Sachs & Co. LLC

Citigroup

Jefferies

Barclays

RBC Capital Markets

Santander

BNP PARIBAS

KeyBanc Capital Markets

Citizens JMP

Academy Securities

Loop Capital Markets

Penserra Securities LLC

Siebert Williams Shank

Tigress Financial Partners